CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation		The Equity Group Inc.
Tony Puleo		Devin Sullivan
Chief Financial Officer		Senior Vice President
(561) 912-8270		(212) 836-9608
tony.puleo@bluegreencorp.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS 2011 FIRST QUARTER FINANCIAL RESULTS

Overview

•	Resorts system-wide sales, including sales made on behalf of third parties, rose 6% to $58.5 million for Q1 2011 from $55.3 million for Q1 2010
•	Total fee-based service revenues rose 7% to $28.0 million for Q1 2011 from $26.2 million for Q1 2010
•	Net income for Q1 2011 was $2.5 million, or $0.08 per diluted share, compared to a net loss of $7.9 million, or $0.25 per diluted share, in Q1 2010
•	Cash flow from operating and investing activities rose 40% to $34.0 million for Q1 2011 from $24.3 million for Q1 2010
•	Unrestricted cash and cash equivalents at March 31, 2011 of $57.5 million

Boca Raton, Fla. – May 13, 2011 – Bluegreen Corporation (NYSE: BXG), a leading provider of Colorful Places to Live and Play®, today announced financial results for the three months ended March 31, 2011.

John M. Maloney Jr., President and Chief Executive Officer of Bluegreen, commented, “We are pleased to begin 2011 on such a positive note, with improved earnings, continued growth in cash flow from operating and investing activities, and continued growth of our fee-based services business model. VOI system-wide sales increased in Q1 2011 compared to Q1 2010, although we will attempt to continue to align sales levels with our desired marketing efficiencies and receivables financing capacity. We remain committed to the long-term growth and success of our business, while delivering what we believe is a vacation experience that ranks among the best in the industry.”

Mr. Maloney continued by noting additional operating highlights for Q1 2011:

•

In connection with its fee-based services business, Bluegreen Resorts (“Resorts”) sold $16.9 million of third-party VOI inventory in Q1 2011, generating sales and marketing commissions of approximately $10.8 million, which contributed an estimated $1.1 million to Resorts operating profit. This compares to sales of $15.8 million of third-party VOI inventory, which generated sales and marketing commissions of $10.2 million and contributed an estimated $0.9 million to Resorts operating profit in Q1 2010. In Q1 2011, we provided sales and marketing services for six resorts under fee-based service arrangements, as compared to four such arrangements during Q1 2010;

•

Total revenues from fee-based services (including sales and marketing commissions, resort management services, title and other services) rose 7% to $28.0 million in Q1 2011. As of March 31, 2011, we managed 42 timeshare resort properties and hotels compared to 40 as of March 31, 2010;

•	Cash received from Resorts sales - either at closing or within 30 days of closing - represented 59% of Resorts sales in Q1 2011, compared to 48% in Q1 2010;

•	Sales to existing Bluegreen Vacation Club owners represented 59% of total Resorts sales in Q1 2011 as compared to 62% in Q1 2010 as sales to new customers increased;

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May 13, 2011	Page 2

•	Cash flow from operating and investing activities was $34.0 million for the three months ended March 31, 2011 compared to $24.3 million for the three months ended March 31, 2010; and

•

Debt-to-equity (recourse and non-recourse) declined to 2.44:1 at March 31, 2011 from 2.58:1 at December 31, 2010. Debt-to-equity (recourse only) declined to 1.16:1 at March 31, 2011 from 1.22:1 at December 31, 2010.

Net income for Q1 2011 was $2.5 million, or $0.08 per diluted share, compared to a net loss of $7.9 million, or $0.25 per diluted share, in Q1 2010. The net loss for Q1 2010 included non-cash pre-tax charges of $13.0 million, comprised of a $10.7 million charge to increase the reserve for loan losses on VOI notes receivable generated prior to December 15, 2008 (the date we implemented our FICO® score-based underwriting program) and a $5.3 million impairment charge related to Bluegreen Communities inventory, partially offset by a $3.0 million reduction in Resorts cost of sales associated with the increase in loan loss reserves. Excluding these non-cash charges, non-GAAP net loss for Q1 2010 would have been $0.3 million, or $0.01 per diluted share.

BLUEGREEN RESORTS

Supplemental Segment Financial Data and Reconciliation of System-Wide Sales to GAAP Resorts Sales of Real Estate
Three Months Ended March 31, 2011 and March 31, 2010
(In 000’s, except percentages) (unaudited)

		Three Months Ended

	March 31, 2011	% of System-wide Sales, net	March 31, 2010	% of System-wide Sales, net

System-wide sales of VOI’s (1)	$58,474		$55,272
Change in sales deferred under timeshare accounting rules	(516)		(2,497)
Estimated uncollectible VOI notes receivable	(4,119)		(4,310)

System-wide sales, net (1)	53,839	100%	48,465	100%
Less: Sales of third-party VOIs	(16,910)	(31)	(15,754)	(33)
Adjustments to allowance for loan losses	—	—	(10,704)	(22)

Sales of real estate	36,929	69	22,007	45
Cost of real estate sales(2)	10,538	29	6,088	28

Gross profit (2)	26,391	71	15,919	72
Fee-based sales commission revenue	10,764	20	10,180	21
Other resort fee-based services revenues	17,200	32	15,976	33
Cost of other resort fee-based services (3)	13,081	24	11,475	24
Selling and marketing expense	28,529	53	27,383	57
Resorts G & A expense	4,186	8	4,441	9

Bluegreen Resorts operating profit (loss) (4)	$8,559	16%	$(1,224)	(3)%

(1)	Includes sales of VOIs made on behalf of third parties. These sales are transacted through the same process as the sale of our VOI inventory.

(2)	Percentages for cost of real estate sales and gross profit are calculated as a percentage of sales of real estate.

(3)	Includes approximately $3.6 million and $4.1 million of net carrying cost of VOI inventory for the three months ended March 31, 2010 and 2011, respectively.

(4)

Resorts operating profit (loss) is defined as operating profit (loss) prior to the allocation of corporate overhead, mortgage servicing operations, interest income, other income, net, interest expense, non-controlling interest and income taxes. A reconciliation of Resorts operating profit (loss) to income (loss) before non-controlling interest and provision (benefit) for income taxes is included in this release.

Higher system-wide sales of VOIs benefited from a 9% increase in sales prospect tours to 32,284 in Q1 2011 compared to 29,553 in Q1 2010, partially offset by a decrease in sale-to-tour conversion ratio to 15.1% for Q1 2011 from 16.2% in Q1 2010. Resorts also experienced a higher average sales price per transaction of $12,106 for Q1 2011 as compared to $11,712 for Q1 2010.

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May 13, 2011	Page 3

As a percentage of system-wide sales, net, selling and marketing expenses decreased from 57% in Q1 2010 to 53% in Q1 2011, due to a shift to what we believe are more efficient marketing programs, and a higher average sales price during the 2011 period.

Resorts operating profit improved to $8.6 million, or 16% of system-wide sales, net, in Q1 2011, from an operating loss of $1.2 million in Q1 2010. The loss in Q1 2010 was attributable to the above described $10.7 million charge to increase the estimated allowance for loan losses on loans originated prior to the December 15, 2008 implementation of more stringent credit underwriting standards, partially offset by a $3.0 million reduction in Resorts cost of sales in connection with the increase in loan loss reserves; there was no such allowance recorded in Q1 2011. Excluding this charge, the segment operating profit for Resorts in Q1 2010 would have been $6.5 million, or 13% of system-wide sales, net.

As previously noted, on December 15, 2008 (“12/15/08”) Bluegreen implemented a FICO® score-based credit underwriting program. Defaults on the portfolio originated before 12/15/08 decreased to a 12.2% average annual default rate for the twelve months ended March 31, 2011 compared to 15.3% for the twelve months ended March 31, 2010. These default rates compare to an average annual default rate on the portfolio originated after 12/15/08 of 6.3% for the twelve months ended March 31, 2011. As of March 31, 2011, the delinquency rates of VOI notes receivable over 30 days past due were 4.6% for notes originated prior to 12/15/08 and 2.3% for notes originated on or after 12/15/08.

BLUEGREEN COMMUNITIES
Supplemental Segment Financial Data
Three Months Ended March 31, 2011 and March 31, 2010
(In 000’s, except percentages) (unaudited)

	Three Months Ended

	March 31, 2011	% of Sales	March 31, 2010	% of Sales

Gross sales of real estate	$2,740		$3,382
Changes in sales deferred under percentage of completion accounting	1,240		(136)

Sales of real estate	3,980	100%	3,246	100%
Cost of sales of real estate(1)	2,441	61	7,940	245

Gross profit (loss)(1)	1,539	39	(4,694)	(145)
Other operations revenues	434	11	351	11
Cost of other operations	886	22	747	23
Selling and marketing expense	1,093	27	1,021	31
Bluegreen Communities G& A expense	1,469	37	1,631	50

Bluegreen Communities operating loss (2)	$(1,475)	(37)%	$(7,742)	(239)%

(1)

Percentages for cost of real estate sales and gross profit are calculated as a percentage of sales of real estate. Cost of real estate sales for the three months ended March 31, 2010 includes non-cash charges of $5.3 million to write-down the inventory balances of certain phases of our completed properties to their estimated net realizable value.

(2)

Bluegreen Communities operating loss is defined as operating loss prior to the allocation of corporate overhead, mortgage servicing operations, interest income, other income, net, interest expense, non-controlling interest and income taxes. A reconciliation of Bluegreen Communities operating loss to income (loss) before non-controlling interest and provision (benefit) for income taxes is included in this release.

Bluegreen Corporation
May 13, 2011	Page 4

Bluegreen Communities continues to experience low consumer demand for its homesites. As previously announced, Bluegreen’s Board of Directors has engaged advisors to explore strategic alternatives for Bluegreen Communities, including a possible sale of the division. The announcement regarding strategic alternatives may have a material adverse effect on Bluegreen Communities’ operations, may not result in the pursuit or consummation of a transaction and if a transaction is ultimately consummated, such transaction may not result in improvements to our financial condition and operating results. As of March 31, 2011, the carrying value of the Bluegreen Communities inventory was $82.6 million. Additional information regarding the strategic alternatives and operations of Bluegreen Communities will be available in the Company’s Form 10-Q, which we expect to file with the SEC on or about May 13, 2011.

INTEREST INCOME AND INTEREST EXPENSE

Net interest spread includes the excess of interest earned on $682.0 million of notes receivable (which notes receivable are as of March 31, 2011) net of interest expense incurred on $538.7 million of related receivable-backed debt as of March 31, 2011. Net interest spread decreased to $14.1 million in Q1 2011 from $16.2 million in Q1 2010, as the outstanding balance of Bluegreen’s vacation ownership notes receivable portfolio has continued to decrease from historical levels. Bluegreen expects its notes receivable portfolio to continue to decrease in the near term as more of the Resorts VOI sales are realized in cash. Other interest expense, which is primarily comprised of interest on lines of credit, notes payable and our junior subordinated debentures, decreased to $4.9 million in Q1 2011 from $5.8 million in Q1 2010.

ABOUT BLUEGREEN CORPORATION

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen Corporation (NYSE:BXG) is the leader in providing Colorful Places to Live and Play® through its vacation ownership resort and residential real estate businesses. Bluegreen Resorts manages, markets and sells the Bluegreen Vacation Club, a flexible, real estate-based vacation ownership plan with more than 160,000 owners, over 56 owned or managed resorts, and access to more than 4,000 resorts worldwide. Bluegreen Communities has developed master-planned residential and golf communities primarily in the southern and southeastern U.S., and has sold over 55,000 homesites. We also offer a portfolio of comprehensive, turnkey, fee-based service resort management, financial services, customer generation and sales solutions to third-party developers and lenders. For more information, visit www.bluegreencorp.com.

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including, but not limited to, the risks and uncertainties associated with economic, credit market, competitive and other factors affecting the Company and its operations, markets, products and services; the general risks associated with strategic transactions, including the Company’s ability to identify desirable strategic alternatives for its Communities business, the level of interest of third parties in pursuing a possible strategic transaction for Communities, the ability to negotiate a mutually acceptable definitive agreement to effect a possible strategic transaction, and, if that occurs, the consummation of the transaction and the potential negative impact on the Company’s customers, employees and others of the Company exploring strategic alternatives and opportunities and of any specific strategic alternative or opportunity selected by the Company; the Company’s efforts to improve its liquidity through cash sales and larger down payment on financed sales may not be successful; the performance of the Company’s vacation ownership notes receivable may deteriorate and the FICO® score-based credit underwriting standards may not have the expected effects on the performance of the receivables; the Company may not be in a position to draw down on its existing credit lines or may be unable to renew, extend or replace such lines of credit; the Company may require new credit lines to provide liquidity for its operations, including facilities to sell or finance its notes receivable; the Company may not be able to successfully securitize additional timeshare loans and/or obtain adequate receivable credit facilities in the future; additional impairment charges related to our real estate inventories, notes receivable or other assets may be required; risks relating to pending or future litigation, regulatory proceedings, claims and assessments; sales and marketing strategies related to Resorts and Communities properties may not be successful; retail prices and homesite yields for Communities properties may be below the Company’s estimates; marketing costs may increase and not result in increased sales; sales to existing owners may not continue at current levels or decrease; fee-based service initiatives may not be successful and may not grow or generate profits as anticipated; deferred sales may not be recognized to the extent or at the time anticipated; and the risks and other factors detailed in the Company’s SEC filings, including those contained in the “Risk Factors” section of such filings.

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May 13, 2011	Page 5

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Condensed Consolidated Statements of Operations
(In 000’s, except per share data)
(Unaudited)

	Three Months Ended

	March 31, 2011	March 31, 2010

REVENUES:

Gross sales of real estate	$45,028	$40,267
Estimated uncollectible VOI notes receivable	(4,119)	(15,014)

Sales of real estate	40,909	25,253

Other resort and communities operations revenue	17,634	16,327
Fee-based sales commission revenue	10,764	10,180
Interest income	24,556	27,491
Other income, net	324	332

Total revenues	94,187	79,583

COSTS and EXPENSES:
Cost of real estate	12,979	14,028
Cost of other resort and communities operations	13,967	12,222
Selling, general and administrative expenses	46,506	48,373
Interest expense	15,378	17,054

Total costs and expenses	88,830	91,677

Income (loss) before non-controlling interests, provision (benefit) for income taxes	5,357	(12,094)
Provision (benefit) for income taxes	1,667	(5,776)

Net income (loss)	3,690	(6,318)
Less: Net income attributable to non-controlling interest	1,159	1,539

Net income (loss) attributable to Bluegreen Corporation	$2,531	$(7,857)

Net income (loss) per common share:

Basic	$0.08	$(0.25)

Diluted	$0.08	$(0.25)

Weighted average number of common share:

Basic:	31,178	31,135

Diluted:	32,055	31,135

Bluegreen Corporation
May 13, 2011	Page 6

Condensed Consolidated Balance Sheets
(In 000’s, except per share data)

	March 31, 2011	December 31, 2010

	(Unaudited)

ASSETS

Unrestricted cash and cash equivalents	$57,533	$72,085
Restricted cash ($38,735 and $41,243 held by VIEs at March 31, 2011 and December 31, 2010, respectively)	50,127	53,922
Notes receivable including gross securitized notes of $505,459 and $533,479 (net of allowance of $128,772 and $143,160 at March 31, 2011 and December 31, 2010, respectively)	553,188	568,985
Prepaid expenses	12,463	4,882
Other assets	50,577	56,790
Inventory	410,357	419,877
Property and Equipment, net	77,905	79,391

Total assets	$1,212,150	$1,255,932

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Accounts payable	$8,505	$8,243
Accrued liabilities and other	56,207	60,518
Deferred income	19,206	17,550
Deferred income taxes	27,272	25,605
Receivable-backed notes payable – recourse ($20,769 and $22,759 held by VIEs at March 31, 2011 and December 31, 2010, respectively)	129,090	135,660
Receivable-backed notes payable – non-recourse (held by VIEs)	409,560	436,271
Lines-of-credit and notes payable	131,453	142,120
Junior subordinated debentures	110,827	110,827

Total liabilities	892,120	936,794

Total equity	320,030	319,138

Total liabilities and shareholders’ equity	$1,212,150	$1,255,932

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May 13, 2011	Page 7

BLUEGREEN CORPORATION

Reconciliation of Bluegreen Resorts Operating Profit (Loss) and Bluegreen Communities Operating Loss to
Income (Loss) Before Non-controlling Interest & Provision (Benefit) for Income Taxes
(in 000’s)(Unaudited)

	Three Months Ended

	March 31, 2011	March 31, 2010

Operating profit (loss) for Bluegreen Resorts	$8,559	$(1,224)
Operating loss for Bluegreen Communities	(1,475)	(7,742)
Interest income	24,556	27,491
Other income, net	324	332
Corporate general and administrative expenses	(10,396)	(12,912)
Mortgage servicing operations	(833)	(985)
Interest expense	(15,378)	(17,054)

Income (loss) before non-controlling interest and provision (benefit) for income taxes	$5,357	$(12,094)

Reconciliation of Q1 2010 Non-GAAP Net Loss to Net Loss, as Reported

Three Months Ended March 31, 2010

(Unaudited)
Non-GAAP net loss	$(344)
Non-GAAP charges, before taxes:
Charge to increase the allowance for loan losses	(10,704)
Change in cost of sales related to allowance and change in estimate	2,965
Charge to write down communities inventory	(5,297)
Benefit for income taxes related to non-GAAP charges	5,523

Net loss, as reported	$(7,857)